Exhibit 10.1

Execution Copy

STOCK REPURCHASE AGREEMENT

BY AND AMONG

MERRILL LYNCH & CO., INC

MERRILL LYNCH GROUP, INC.

AND

BLACKROCK, INC.

Dated as of May 19, 2011.

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 19, 2011 by and among Merrill Lynch & Co., Inc., a Delaware corporation (“Merrill Lynch”), Merrill Lynch Group, Inc. (“Merrill Lynch Group”) and BlackRock, Inc., a Delaware corporation (“BlackRock”).

WHEREAS, BlackRock, Merrill Lynch and Merrill Lynch Group are parties to the Third Amended and Restated Stockholder Agreement, dated as of November 15, 2010, (the “Merrill Lynch Stockholder Agreement”);

WHEREAS, BlackRock, Merrill Lynch and Merrill Lynch Group propose to enter into a transaction whereby Merrill Lynch Group shall sell to BlackRock, and BlackRock shall purchase from Merrill Lynch Group, 13,562,878 shares of BlackRock’s Series B non-voting convertible participating preferred stock, par value $0.01 per share (“Series B Preferred Stock”) (the “Repurchase Transaction”);

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

REPURCHASE

Section 1.1 Repurchase of Merrill Lynch Series B Preferred Stock. Under the terms and subject to conditions hereof and in reliance upon the representations, warranties and agreements contained herein, at the Closing (as defined below), Merrill Lynch Group shall sell to BlackRock 13,562,878 shares of Series B Preferred Stock, representing all shares of BlackRock capital stock (the “Merrill Lynch Shares”) beneficially owned (as defined in the Merrill Lynch Stockholder Agreement) by Merrill Lynch and its subsidiaries and affiliates (as defined in the Merrill Lynch Stockholder Agreement), for a purchase price of $187.65 per share (the “Purchase Price”).

Section 1.2 Closing. The closing (the “Closing”) of the purchase of the Merrill Lynch Shares shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, subject to the satisfaction or waiver of the conditions set forth in Articles V and VI herein, on June 1, 2011, or at such other time, date or place as Merrill Lynch and BlackRock may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.3 Deliveries.

(a) At the Closing, Merrill Lynch shall deliver or cause to be delivered to BlackRock the following (collectively, the “Merrill Lynch Closing Deliveries”):

(i) one or more duly executed stock powers evidencing the transfer of the Merrill Lynch Shares from Merrill Lynch Group to BlackRock in such form satisfactory to BlackRock as shall be effective to vest in BlackRock good and valid title to the Merrill Lynch Shares and, free and clear of any Lien (as defined below); and

(ii) a certificate executed by Merrill Lynch Group stating that it is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2).

(b) At the Closing, BlackRock shall deliver to Merrill Lynch Group the Purchase Price, payable by wire transfer of immediately available funds to an account that Merrill Lynch or Merrill Lynch Group shall designate in writing at least two business days prior to the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF

MERRILL LYNCH AND MERRILL LYNCH GROUP

Merrill Lynch and Merrill Lynch Group, jointly and severally, represent and warrant to BlackRock, as follows:

Section 2.1 Title to Merrill Lynch Shares. As of the Closing, Merrill Lynch Group shall own and shall deliver the Merrill Lynch Shares, free and clear of any and all option, call, contract, commitment, mortgage, pledge, security interest, encumbrance, lien, tax, claim or charge of any kind or right of others of whatever nature (collectively, a “Lien”). The Merrill Lynch Shares constitute all the shares of capital stock of BlackRock beneficially owned (as defined in the Merrill Lynch Stockholder Agreement) by Merrill Lynch and its subsidiaries and affiliates (as defined in the Merrill Lynch Stockholder Agreement), and immediately following the Closing, none of Merrill Lynch, its subsidiaries or affiliates (as defined in the Merrill Lynch Stockholder Agreement) will beneficially own (as defined in the Merrill Lynch Stockholder Agreement) any shares of capital stock of BlackRock, or any options, warrants or other securities exercisable for, or convertible into, shares of capital stock of BlackRock, other than 586 shares of the BlackRock’s common stock, par value $0.01 per share.

Section 2.2 Authority Relative to this Agreement. Merrill Lynch and Merrill Lynch Group each has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merrill Lynch and Merrill Lynch Group, and the consummation by Merrill Lynch and Merrill Lynch Group of the transactions contemplated by this Agreement, including the sale of the Merrill Lynch Shares, have been duly authorized by Merrill Lynch’s and Merrill Lynch Group’s respective boards of directors, and no other corporate or stockholder proceedings on the part of Merrill Lynch or Merrill Lynch Group are necessary to authorize this Agreement or for Merrill Lynch to consummate the transactions contemplated hereby. This

Agreement has been duly and validly executed and delivered by Merrill Lynch and Merrill Lynch Group and constitutes the valid and binding obligation of Merrill Lynch and Merrill Lynch Group, respectively, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency or other equitable remedies.

Section 2.3 Approvals. No material consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority, governmental body or any other third party is required to be obtained or made by Merrill Lynch or Merrill Lynch Group for the execution, delivery or performance by Merrill Lynch or Merrill Lynch Group of this Agreement or the consummation by Merrill Lynch or Merrill Lynch Group of the transactions contemplated hereby.

Section 2.4 Receipt of Information. Merrill Lynch and Merrill Lynch Group have received all the information either such person considers necessary or appropriate for deciding whether to dispose of the Merrill Lynch Shares. Merrill Lynch and Merrill Lynch Group have had an opportunity to ask questions and receive answers from BlackRock regarding the terms and conditions of BlackRock’s purchase of the Merrill Lynch Shares and the business and financial condition of BlackRock and to obtain additional information (to the extent BlackRock possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. Neither Merrill Lynch nor Merrill Lynch Group has received, or is relying on, any representations or warranties from BlackRock, other than as provided herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BLACKROCK

Section 3.1 Authority Relative to this Agreement. BlackRock has the requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BlackRock, and the consummation by BlackRock of the transactions contemplated hereby, including the purchase of the Merrill Lynch Shares have been duly authorized by BlackRock’s board of directors (including a majority of BlackRock’s Independent Directors (as defined in the Merrill Lynch Stockholder Agreement)), and no other corporate or stockholder proceedings on the part of BlackRock are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BlackRock and constitutes the valid and binding obligations of BlackRock, enforceable against BlackRock in accordance with its terms, except as may be limited by bankruptcy, insolvency or other equitable remedies.

Section 3.2 Approvals. No material consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority, governmental body or any other third party is required to be obtained or made by BlackRock for the execution, delivery or performance by BlackRock of this Agreement or the consummation by BlackRock of the transactions contemplated hereby.

Section 3.3 Funds. BlackRock will have as of the Closing sufficient cash available to pay the Purchase Price to Merrill Lynch Group on the terms and conditions contained herein, and there will be no restriction on the use of such cash for such purpose.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Compliance with Merrill Lynch Stockholder Agreement and Related Agreements. (a) The parties intend that this Agreement and the transactions contemplated hereby be consistent with the conditions and restrictions applicable to the parties and/or their affiliates pursuant to the Merrill Lynch Stockholder Agreement. Notwithstanding Section 3.2(d) of the Merrill Lynch Stockholder Agreement or anything else to the contrary, BlackRock agrees that neither Merrill Lynch nor Merrill Lynch Group shall be required to bear any fees or expenses of BlackRock in connection with this Agreement or the transactions contemplated hereby.

(b) Merrill Lynch hereby consents pursuant to Section 4.2(b)(iv) of the Merrill Lynch Stockholder Agreement to the waiver by BlackRock of Section 2.1(c) of the Stockholder Agreement (the “Barclays Stockholder Agreement”), dated as of December 1, 2009, among BlackRock, Barclays Bank PLC and Barclays BR Holdings S.A.R.L, to the extent Barclays exceeds its Ownership Cap.

(c) BlackRock hereby waives its rights under Section 4.1 of the Merrill Lynch Stockholder Agreement to the extent the Merrill Lynch Designee (as defined in the Merrill Lynch Stockholder Agreement), would be required to resign from BlackRock’s board of directors as a result of the Repurchase Transaction, provided, that, if BlackRock so requests, Merrill Lynch shall cause the Merrill Lynch Designee to resign from BlackRock’s board of directors.

Section 4.2 Commercially Reasonable Efforts. The parties shall each cooperate with each other and use (and shall cause their respective subsidiaries and affiliates to use) their respective commercially reasonable efforts to promptly take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective all the transactions contemplated by this Agreement as soon as practicable.

Section 4.3 Public Announcements. Except as may be required by applicable law, no party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby, without prior consultation with the other parties as to the timing and contents of any such announcement or communications; provided, however, that nothing contained herein shall prevent any party from promptly making all filings with any governmental entity or disclosures with the stock exchange, if any, on which such party’s capital stock is listed, as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO CLOSING OF BLACKROCK

The obligation of BlackRock to purchase the Merrill Lynch Shares from Merrill Lynch Group at the Closing is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 5.1 Representations and Warranties. Each representation and warranty made by Merrill Lynch and Merrill Lynch Group in Article II above shall be true and correct on and as of the Closing Date as though made as of the Closing Date.

Section 5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Merrill Lynch or Merrill Lynch Group on or prior to the Closing Date shall have been performed or complied with by Merrill Lynch or Merrill Lynch Group, as applicable, in all respects.

Section 5.3 Certificates and Documents. Merrill Lynch shall have delivered at or prior to the Closing to BlackRock or its designee the Merrill Lynch Closing Deliveries.

ARTICLE VI

CONDITIONS TO CLOSING OF MERRILL LYNCH

The obligation of Merrill Lynch Group to sell the Merrill Lynch Shares to BlackRock, at the Closing is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 6.1 Representations and Warranties. Each representation and warranty made by BlackRock in Article III above shall be true and correct on and as of the Closing Date as though made as of the Closing Date.

Section 6.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by BlackRock on or prior to the Closing Date shall have been performed or complied with by BlackRock in all respects.

Section 6.3 Purchase Price. BlackRock shall have delivered to Merrill Lynch Group the Purchase Price, payable by wire transfer of immediately available funds to the account that Merrill Lynch or Merrill Lynch Group shall designate at least two business days prior to the date of Closing.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Termination. This Agreement may be terminated prior to the Closing as follows: (i) at any time on or prior to the Closing Date, by mutual written consent of Merrill Lynch and BlackRock or (ii) at the election of Merrill Lynch or BlackRock by written notice to the other party hereto after 5:00 p.m., New York time, on July 1, 2011, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of Merrill Lynch and BlackRock; provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to a party whose failure or whose subsidiaries’ or affiliate’s failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of or resulted in the failure of the Closing to occur on or before such date.

Section 7.2 Savings Clause. No provision of this Agreement shall be construed to require any party or its affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation.

Section 7.3 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 7.4 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect; provided that the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

Section 7.5 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way; provided, that, for the avoidance of doubt, the Merrill Lynch Stockholder Agreement shall survive in accordance with its terms. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of Merrill Lynch or Merrill Lynch Group under any other agreement with BlackRock or the rights or obligations of BlackRock under any other agreement with Merrill Lynch or Merrill Lynch Group, the terms of this Agreement shall govern.

Section 7.6 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part by any party without the prior written consent of the other parties.

Section 7.7 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 7.8 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party shall have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 7.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first business day following the date of dispatch if delivered by a recognized next day courier service, or on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to BlackRock:

c/o BlackRock, Inc.

55 East 52nd Street

New York, NY 10055

Facsimile: 212-810-8760

Attn:    Susan L. Wagner

and

40 East 52nd Street

New York, NY 10022

Facsimile: 212-810-3744

Attn:    Robert P. Connolly

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Facsimile: 212-735-2000

Attention: Stacy J. Kanter, Esq.

If to Merrill Lynch or Merrill Lynch Group:

c/o Bank of America

100 North Tyron Street

Charlotte, NC 28255

Facsimile: 704-386-9990

Attention: Michael Lyons, SVP Corporate Strategy Executive

and

c/o Bank of America

100 North Tyron Street

Charlotte, NC 28255

Facsimile: 704-409-0968

Attention: Edward P. O’Keefe, General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile: 212-403-1000

Attention: Nicholas G. Demmo

Section 7.10 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 7.10, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts

(whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by Merrill Lynch, Merrill Lynch Group and BlackRock to jurisdiction and service contained in this Section 7.10 is solely for the purpose referred to in this Section 7.10 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

Section 7.11 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Repurchase Agreement to be duly executed and delivered as of the date first above written.

MERRILL LYNCH & CO., INC.

By:	/s/ Michael P. Lyons
	Name:	Michael P. Lyons
	Title:	BAC-SVP, Corporate Strategy Executive

MERRILL LYNCH GROUP, INC.

By:	/s/ Michael P. Lyons
	Name:	Michael P. Lyons
	Title:	BAC-SVP, Corporate Strategy Executive

BLACKROCK, INC.

By:	/s/ Ann Marie Petach
	Name:	Ann Marie Petach
	Title:	Senior Managing Director and Chief Financial Officer